JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D with respect to the common stock, par value $.001 per share, of Advanced Radio Telecom Corp., a Delaware corporation, and any further amendments thereto. This Joint Filing Agreement shall be filed as an Exhibit to the Schedule 13D.

Dated March 5, 1997

                                   CCC MILLIMETER, L.P.

                                   By:  Columbia Capital Corporation
                                   Its: General Partner


                                   By:  /s/ Neil P. Byrne
                                   Its: Vice President


                                   COLUMBIA CAPITAL CORPORATION


                                   By:  /s/ Neil P. Byrne
                                   Its: Vice President